Exhibit 3.2

PROSPECT CAPITAL CORPORATION
ARTICLES SUPPLEMENTARY
CONVERTIBLE PREFERRED STOCK
Prospect Capital Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:

1.Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by Section 5.3 of its charter (including these Articles Supplementary, the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board has duly adopted resolutions reclassifying (i) 8,000,000 authorized but unissued shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation, as additional shares (the “Additional Series A1 Shares”) of Convertible Preferred Stock, Series A1, par value $0.001 per share (the “Series A1 Shares”), (ii) 8,000,000 authorized but unissued shares of Common Stock as additional shares (the “Additional Series A3 Shares”) of Convertible Preferred Stock, Series A3, par value $0.001 per share (the “Series A3 Shares”), (iii) 8,000,000 authorized but unissued shares of Common Stock as additional shares (the “Additional Series M1 Shares”) of Convertible Preferred Stock, Series M1, par value $0.001 per share (the “Series M1 Shares”), (iv) 8,000,000 authorized but unissued shares of Common Stock as additional shares (the “Additional Series M2 Shares”) of Convertible Preferred Stock, Series M2, par value $0.001 per share (the “Series M2 Shares”), and (v) 8,000,000 authorized but unissued shares of Common Stock as additional shares (the “Additional Series M3 Shares” and, together with the Additional Series A1 Shares, the Additional Series A3 Shares, the Additional Series M1 Shares and the Additional M2 Shares, the “Additional Shares”) of Convertible Preferred Stock, Series M3, par value $0.001 per share (the “Series M3 Shares”), each having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms of such series as set forth in the Charter.

2.The Additional Shares have been classified and designated by the Board under the authority contained in the Charter. After giving effect to the classification of the Additional Shares set forth herein, the total number of (i) Series A1 Shares that the Corporation has authority to issue is 80,000,000, (ii) Series A3 Shares that the Corporation has authority to issue is 80,000,000, (iii) Series M1 Shares that the Corporation has authority to issue is 80,000,000, (iv) Series M2 Shares that the Corporation has authority to issue is 80,000,000 and (v) Series M3 Shares that the Corporation has authority to issue is 80,000,000.

3.These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

4.    The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Operating Officer and attested to by its Chief Financial Officer, Chief Compliance Officer and Secretary on this 28th day of December, 2023.
PROSPECT CAPITAL CORPORATION

By:    /s/ M. Grier Eliasek_______________
    Name:    M. Grier Eliasek
    Title:     President & Chief Operating
    Officer
ATTEST:

By: /s/ Kristin Van Dask______________
    Name:    Kristin Van Dask
    Title:     Chief Financial Officer, Chief
    Compliance Officer & Secretary